EXHIBIT (H)(27)

LOAN AGREEMENT

This Loan Agreement (this “Agreement”), dated as of April 25, 2007 is by and among:  U.S. Bank National Association ND (“Borrower”), a national banking association; Thompson Plumb Funds, Inc., an unaffiliated registered investment company (“Lender”); and U.S. Bank National Association, a national banking association (“Lender’s Agent”).

In consideration of the mutual promises herein contained, the parties agree as follows:

I.	Agreement to Lend and to Borrow. Lender may make loans to Borrower and Borrower may borrow from Lender in the amounts and on the terms hereinafter set forth.

Amounts of Loans.  At any time and from time to time, Lender (acting through Lender’s Agent) may offer to lend funds to Borrower and Borrower may borrow all or any portion thereof as Borrower may then elect.  The loan amount will be a minimum of one thousand dollars ($1,000).
II.
Lending Procedure.  When Lender wishes to make a loan to Borrower, Lender’s Agent will give notice to Borrower by telephone, not later than 11:30 a.m., Central Time, on the banking day on which Lender wishes to make the loan.  If Borrower elects to borrow the amount offered, or any portion thereof, by 12:00 noon, Central Time on that banking day, Lender’s Agent will wire the amount of the loan to the Borrower’s account at Lender’s Agent (or any other account as may be designated from time to time) on the same banking day in immediately available funds.

III.
Interest on Loans.  While any loan hereunder is outstanding, it will bear interest at a rate per annum equal to the one month US$ LIBOR quoted every Tuesday as of 11:00 a.m. London time and that is displayed on Moneyline Telerate, Inc., or any successor service, on page 3750, or on any other page as may replace the applicable page on that service.   In the event Tuesday is a non-business day in either London or New York, the rate will be set or reset, as the case may be, on the next London and New York business day that rates are quoted.  That rate will apply to all loans outstanding hereunder until that rate is reset as provided above.  Lender’s Agent will give Borrower and Lender prompt notice by telephone of any changes in the applicable rate.

For purposes of computing interest, if a loan is repaid in immediately available funds before noon (Central Time), that loan will be deemed to be outstanding on the date it is made but not on the date it is repaid.  Funds received after noon (Central Time) will be deemed to have been received on the next business day.  On the first business day of each month, Borrower will pay to Lender an amount equal to the interest accrued during the immediately preceding month.  Interest will be calculated on the basis of a 360-day year and actual days elapsed.

IV.
Repayment of Loans.  All loans made pursuant to any demand note hereunder will be due and repaid in full by Borrower on demand by Lender (which demand may be communicated by Lender’s Agent); provided, however as follows:

A.
Notice of any demand shall be made by telephone to Borrower.  Repayment will be made via bank wire in immediately available funds by 12:00 noon, Central Time on the next business day to Lender’s account at Lender’s Agent.

B.
Borrower will have the right at any time and from time to time to repay all or any part of the principal amount of the loan or loans outstanding hereunder.  Notice of repayment will be made by Borrower by telephone to Lender’s Agent.  Repayment will be made via bank wire in immediately available funds by 12:00 noon, Central Time on the next business day to Lender’s account at Lender’s Agent.

C.
Subject to applicable law, if any payment is not made on demand, interest will accrue at a rate equal to Two Percent (2%) per annum plus the rate otherwise payable hereunder on the unpaid principal balance and accrued and unpaid interest.  Borrower will reimburse Lender for all costs of collection before and after judgment (including fees and disbursements of both inside and outside counsel).

V.
Confirmation of Loans and Repayments.  Whenever Lender makes any loans to the Borrower hereunder, or whenever Borrower makes any repayment of principal to Lender, Borrower will send to Lender’s Agent a notice confirming the applicable loan or repayment amount.

VI.
Demand Note.  Upon the making of an initial loan hereunder, Borrower will issue and deliver to Lender’s Agent a demand note in the form attached hereto as Exhibit A, which demand note shall be dated as of the date of its issue and bear interest as provided in paragraph IV of this Agreement.  Lender’s Agent shall keep appropriate electronic records reflecting the outstanding principal and interest under the demand note from time to time.

VII.
Representations and Agreements of Lender.  Lender represents and agrees that:  (a) it is an “accredited investor” within the meaning of Rule 501 under the Securities Act of 1933, as amended (“1933 Act”); (b) it has all requisite power, authority and legal right to execute, deliver and perform this Agreement; (c) all loans will be made for investment and not with a view to the distribution of any interest therein; and (d) Lender acknowledges that it has access to financial and other information about Borrower including the Borrower’s call reports.

VIII.
Representations and Agreements of Borrower.  Borrower represents and warrants to Lender that (a) it is a national banking association duly organized, validly existing and in good standing under the laws of the United States; (b) it has all requisite power, authority and legal right to execute, deliver and perform this Agreement and each demand note issued hereunder; (c) the execution, delivery and performance of this Agreement and issuance of each demand note have been duly authorized by all required corporate and other actions; (d) it has duly executed and delivered this Agreement and the issuance of any demand notes, when issued in accordance with the requirements of this Agreement, will have been duly executed and delivered by Borrower; and (e) this Agreement constitutes, and each demand note when issued will constitute, the legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.  Borrower further represents that, if the demand notes are found to be securities under the 1933 Act, it is its intention that the demand notes representing all borrowings by Borrower under this Agreement will qualify for exemption from the registration requirements of the 1933 Act by virtue of Sections 3(a)(3) and 4(2) of the 1933 Act, and Borrower agrees not to incur any borrowing hereunder which, in the opinion of Borrower, would not so qualify.

IX.
Notice of Propose Transfer of Note.  Lender will not sell, pledge, assign or otherwise transfer any demand note held by it pursuant to this Agreement without prior written consent of Borrower, such consent not to unreasonably withheld.  It is agreed that Lender will give Borrower at least ten (10) days prior written notice of a proposed transfer of any demand note.

X.
Servicing Fees.  In consideration of the services provided by Lender’s Agent, Lender agrees to pay a servicing fee to Lender’s Agent in the amount of 33/100 Percent (0.33%) of the total daily outstanding principal balance of the demand note issued under this Agreement.  The servicing fees will be computed each business day and paid by Lender to Lender’s Agent on the first business day of each month, for the fees accrued in the prior month.

XI.	Authorized Persons.

A.
Borrower.  Any authorized officer of Borrower shall have the authority to borrow funds from Lender hereunder, to execute demand notes pursuant hereto, to perform under this Agreement and the demand notes, to consent to amend this Agreement, to authorize modification of the rate calculation method to be utilized, to give notice of termination of this Agreement and to manage the daily transactions hereunder including the authority to effect daily borrowing hereunder, to make interest payment hereunder and to give notices of, to make repayment of loans outstanding and to sign written confirmation required hereunder.

B.
Lender.  Any person, including persons employed by Lender’s Agent, from time to time designated to Borrower in writing by any authorized officer of Lender have authority to perform under this Agreement, to lend funds to Borrower hereunder and to give notices to Borrower hereunder, to demand repayment of loans made hereunder, to make entries upon the then current demand note hereunder, and to give notice of termination of this Agreement.

XII.	Notices.

A.
To Borrower.  Unless and until Borrower notifies Lender in writing to the contrary, all written notices to Borrower from Lender or Lender’s Agent will be sent to U.S. Bank National Association ND, 800 Nicollet Mall, Mail Code  BC-MN-H18T, Minneapolis, Minnesota  55402, to the attention of Daryl N. Bible, Treasurer.  All notices by telephone to Borrower from Lender or Lender’s Agent shall be made to any person designated pursuant to paragraph XII(A) as being charged with the daily management of the loans.

B.
To Lender.  Unless and until Lender notifies Borrower in writing to the contrary, all written notices to Lender from Borrower will be sent to U.S. Bank National Association ND, 800 Nicollet Mall, Minneapolis, MN 55402, attention: Treasurer, with a copy to Lender’s Agent at the following address: U.S. Bank National Association, 615 E. Michigan Street, Milwaukee, WI  53202, attention: Joe D. Redwine.  All notices by telephone to Lender from Borrower will be made to any person designated pursuant to paragraph XII(B).

XIII.
Miscellaneous.  Amendments to this Agreement and any demand notes shall be effective only if signed by authorized officers of the Borrower, Lender, and Lender’s Agent.  This Agreement and any demand notes shall be governed by the laws of the State of Wisconsin.

XIV.
Termination of Agreement.  This Agreement may be terminated by any of the parties as of any business day not less than ten (10) days after actual receipt by the other parties of written notice of termination.  Promptly after the effective date of termination, the Borrower will pay to Lender all principal and accrued and unpaid interest and fees.

XV.	Lender’s Agent. Lender acknowledges (i) that Lender’s Agent and Borrower are affiliated entities and (ii) that Lender’s Agent is serving as agent for Lender under this Agreement.

IN WITNESS WHEREOF, and intending to be legally bond hereby, each of the parties had caused this Agreement to be executed by its duly authorized officers, as of the day and year first written above.

BORROWER:

U.S. BANK NATIONAL ASSOCIATION ND

BY: _______________________
TITLE: _____________________

LENDER:
THOMPSON PLUMB FUNDS, INC.
a registered investment company

BY: ________________________
TITLE: Chief Executive Officer

LENDER’S AGENT:

U.S. BANK NATIONAL ASSOCIATION,
as agent for Lender

BY: _________________________
TITLE: Senior Vice President

EXHIBIT A

DEMAND NOTE

This Demand note has not been registered under the Securities Act of 1933.  By its acceptance hereof, the purchaser of this Demand Note represents that this Demand Note is being acquired for investment and is not being acquired with a view to public distribution and that neither this Demand Note nor any interest herein may be sold, assigned, pledged or otherwise transferred or encumbered without prior written consent of U.S. Bank National Association ND.

Date:  April 25, 2007

For value received, U.S. Bank National Association ND (“Borrower”), promises to pay to the order of Thompson Plumb Funds, Inc., an unaffiliated registered investment company (“Lender”), ON DEMAND, in accordance with the Loan Agreement dated April 25, 2007 (the “Agreement”) by and among Borrower, Lender and Lender’s Agent (as defined in the Agreement), the last outstanding principal amount and any accrued and unpaid interest and fees in accordance with the terms and conditions provided for in the Agreement or in any duly executed amendment thereto.

This Note is issued pursuant to and subject to the terms and conditions of the Agreement.

U.S. BANK NATIONAL ASSOCIATION ND

BY:
TITLE:             Secretary